EXHIBIT 99.1

MYRIAD GENETICS BOARD EXPLORES PROSPECT OF

SEPARATING DIAGNOSTIC AND PHARMACEUTICAL BUSINESSES

Salt Lake City, September 11, 2008, Myriad Genetics, Inc. (Nasdaq: MYGN) today announced that its Board of Directors is reviewing management’s analysis of several strategic alternatives for the Company and is carefully considering these alternatives.

“The Board is committed to growing both of our business opportunities in a way that seeks to maximize shareholder value,” said John Henderson, M.D., Chairman of the Board. “We are continuing our deliberations and intend to announce a decision before the end of the year.”

Among the alternatives under consideration, the Board is exploring whether to spin-off the pharmaceutical subsidiary from Myriad’s molecular diagnostic business in a transaction that would result in two independent and highly focused businesses.

Myriad Genetics, Inc. is a healthcare company focused on the development and marketing of novel molecular diagnostic and therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the consideration of a variety of strategic alternatives, including but not limited to, a possible spin-off of the Company’s pharmaceutical subsidiary from the Company’s molecular diagnostic business and the intended timing with respect to the announcement of a decision concerning these strategic alternatives. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2008, which has been filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

Contact:

William A. Hockett

Exec.VP, Corporate Communications

(801) 584-3600

email: bhockett@myriad.com